Amended Annex A

Texas Capital Bank Wealth Management Services, Inc.

Fund	Fee (Annual Rate)	Initial Date
Texas Capital Texas Equity Index ETF	0.49%	June 30, 2023
Texas Capital Texas Oil Index ETF	0.35%	September 28, 2023
Texas Capital Texas Small Cap Equity Index ETF	0.49%	September 28, 2023

TEXAS CAPITAL FUNDS TRUST

By: /s/ Edward Rosenberg

Name:       Edward Rosenberg

Title:         President

Texas Capital Bank Wealth Management Services, Inc.

By: /s/ Bryan Kucholtz

Name:       Bryan Kucholtz

Title:         Managing Director, Head of Private Wealth

Dated:       November 30, 2023